Exhibit 99.1

DJO Investor/Media Contact: DJO Global, Inc. Matt Simons SVP Business Development and Investor Relations 760.734.5548 matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO Global Appoints Susan Crawford as new Chief Financial Officer

SAN DIEGO, CA, March 13, 2014 – DJO Global, Inc., a global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced the appointment of Susan Crawford as the Company’s new Chief Financial Officer, effective March 31, 2014.

Ms. Crawford joins DJO Global from Life Technologies Corporation, where she most recently served in a global leadership role as Vice President of Business Transformation, responsible for integrating newly acquired companies and engineering business processes throughout the broader organization. Ms. Crawford also assisted the Life Technologies Board of Directors with evaluating strategic options for the company. Life Technologies was acquired in February 2014, by Thermo Fisher Scientific for approximately $13.6 billion in equity value.

Prior to that role, Ms. Crawford served as Vice President of Corporate Finance Planning and Analysis, responsible for providing finance leadership on the company’s growth strategy, forecasting and analysis, supply chain productivity and financial modeling for mergers and acquisitions. Prior to joining Life Technologies in 2005, Ms. Crawford held CFO positions at companies including RealNames and POWERTV, as well as Head of Investor Relations and Financial Planning at Covad Communications, where she demonstrated a proven track record and ability to develop and lead top performing finance teams. Ms. Crawford received a bachelor’s degree in accounting from Rollins College and an MBA from the University of Central Florida.

“We are very happy to have Susan on our leadership team,” said Mike Mogul, DJO’s President and Chief Executive Officer. “Susan will bring a strong operational management background and substantial financial depth and leadership to DJO Global as we continue to grow and expand.”

About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical, Dr. Comfort®, Bell-Horn® and ExosTM. For additional information on the Company, please visit www.DJOglobal.com.

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